UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Haynes International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 24, 2013

  Dear Stockholders of Haynes International, Inc.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Haynes International, Inc. ("Haynes") to be held Monday, February 25, 2013 at 10:00 a.m. (CST) at the Houston Airport Marriott, 18700 John F. Kennedy Blvd., Houston, Texas 77032.

        The business to be discussed and voted upon by the Stockholders at the annual meeting is described in the accompanying Notice of Annual Meeting and Proxy Statement.

        We hope you are able to attend the annual meeting personally, and we look forward to meeting with you. Whether or not you attend, it is important that your stock be represented and voted at the meeting. I urge you to please complete, date and return the proxy card in the enclosed envelope. The vote of each Stockholder is very important. You may revoke your proxy at any time before it is voted at the annual meeting by giving written notice to the Secretary of Haynes, by filing a properly executed proxy bearing a later date or by attending the annual meeting and voting in person.

        On behalf of the Board of Directors and management of Haynes, I thank you for your continued support.

Sincerely,
Haynes International, Inc.

Mark M. Comerford
President and Chief Executive Officer

HAYNES INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 25, 2013

  Stockholders of Haynes International, Inc.:

        The Annual Meeting of Stockholders of Haynes International, Inc. ("Haynes") will be held at the Houston Airport Marriott, 18700 John F. Kennedy Blvd., Houston, Texas 77032 on Monday, February 25, 2013 at 10:00 a.m. (CST) for the following purposes:

  1.
  To elect Paul J. Bohan as a director of Haynes to serve for a one-year term;

  2.
  To elect Donald C. Campion as a director of Haynes to serve for a one-year term;

  3.
  To elect Mark M. Comerford as a director of Haynes to serve for a one-year term;

  4.
  To elect John C. Corey as a director of Haynes to serve for a one-year term;

  5.
  To elect Robert H. Getz as a director of Haynes to serve for a one-year term;

  6.
  To elect Timothy J. McCarthy as a director of Haynes to serve for a one-year term;

  7.
  To elect Michael L. Shor as a director of Haynes to serve for a one-year term;

  8.
  To elect William P. Wall as a director of Haynes to serve for a one-year term;

  9.
  To ratify the appointment of Deloitte & Touche, LLP as Haynes' independent registered public accounting firm for the fiscal year ending September 30, 2013;

  10.
  To hold an advisory vote on executive compensation; and

  11.
  To transact such other business as may properly come before the meeting.

        Only stockholders of record at the close of business on January 10, 2013 are entitled to notice of, and to vote at, the annual meeting.

        YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

By Order of the Board of Directors,

Janice C. Wilken
Corporate Secretary

January 24, 2013
Kokomo, Indiana

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on February 25, 2013: This Notice of Annual Meeting and Proxy Statement and our Fiscal 2012 Annual Report are available in the "Investor Relations" section of our website at www.haynesintl.com

HAYNES INTERNATIONAL, INC. PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 25, 2013

GENERAL INFORMATION

        This proxy statement is furnished in connection with the solicitation by the Board of Directors of Haynes International, Inc. ("Haynes" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at 10:00 a.m. (EST) on Monday, February 25, 2013, and at any adjournment thereof. The meeting will be held at the Houston Airport Marriott, 18700 John F. Kennedy Blvd., Houston, Texas 77032. This proxy statement and the accompanying form of proxy were first mailed to stockholders of the Company on or about January 24, 2013.

        A Stockholder signing and returning the enclosed proxy may revoke it at any time before it is exercised by delivering written notice to the Corporate Secretary of Haynes, by filing a properly executed proxy bearing a later date or by attending the annual meeting and voting in person. The signing of a proxy does not preclude a stockholder from attending the annual meeting in person. All proxies returned prior to the annual meeting, and not revoked, will be voted in accordance with the instructions contained therein. Any executed proxy not specifying to the contrary will be voted as follows:

  (1)
  FOR the election of Paul J. Bohan;

  (2)
  FOR the election of Donald C. Campion;

  (3)
  FOR the election of Mark M. Comerford;

  (4)
  FOR the election of John C. Corey;

  (5)
  FOR the election of Robert H. Getz;

  (6)
  FOR the election of Timothy J. McCarthy;

  (7)
  FOR the election of Michael L. Shor;

  (8)
  FOR the election of William P. Wall;

  (9)
  FOR ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for its fiscal year ending September 30, 2013; and

  (10)
  FOR the approval of the compensation of the Company's Named Executive Officers as described under "Executive Compensation" below.

        The vote with respect to approval of the compensation of the Company's Named Executive Officers as described under "Executive Compensation" below is advisory in nature and will not be binding on the Company or the Board of Directors. Stockholders may also choose to abstain from voting on such matter.

        As of the close of business on January 10, 2013, the record date for the annual meeting, there were outstanding and entitled to vote 12,342,985 shares of common stock of Haynes. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person or represented by a properly completed proxy at the annual meeting. Haynes has no other voting securities outstanding. Stockholders do not have cumulative voting rights. All stockholders of record as of January 10, 2013 are entitled to notice of and to vote at the annual meeting.

        A quorum will be present if a majority of the outstanding shares of common stock are present, in person or by proxy, at the annual meeting. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some, but not all, matters will be considered to be present at the annual meeting for quorum purposes, but will be voted only as to those matters as to which a vote is indicated, and will not be voted as to the matters with respect to which no vote is indicated (commonly referred to as "broker non-votes"). If a quorum is present, the nominees for director will be elected by a majority of the votes cast. Abstentions and broker non-votes are treated as votes not cast and will have no effect in the election of directors. The affirmative vote of the majority of the shares present and entitled to vote on the matter is required for adoption of the proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm and approval of the compensation of the Company's Named Executive Officers; accordingly, abstentions applicable to shares represented at the meeting will have the same effect as votes against these proposals, and broker non-votes will have no effect on the outcome of these proposals. With respect to any other proposals which may properly come before the annual meeting, proposals will be approved upon the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matters at the annual meeting.

        A copy of the Haynes International, Inc. Fiscal Year 2012 Annual Report on Form 10-K, including audited financial statements and a description of operations for the fiscal year ended September 30, 2012, accompany this proxy statement. The financial statements contained in the Form 10-K are not incorporated by reference in this proxy statement, but they do contain important information regarding Haynes.

        The solicitation of proxies is being made by Haynes, and all expenses in connection with the solicitation of proxies will be borne by Haynes. Haynes expects to solicit proxies primarily by mail, but directors, officers and other employees of Haynes may also solicit proxies in person or by telephone.

PROPOSALS FOR 2014 ANNUAL MEETING

        Stockholder proposals to be considered for presentation and inclusion in the proxy statement for the 2014 Annual Meeting of Stockholders must be submitted in writing to the Corporate Secretary of Haynes and received on or before November 27, 2013 and not earlier than October 28, 2013. If notice of any Stockholder proposal intended to be presented at the 2014 Annual Meeting of Stockholders is not received by the Company on or after October 28, 2013 but on or before November 27, 2013, the proxy solicited by the Board of Directors of the Company for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

        In addition, any stockholder proposal must be in proper written form. To be in proper written form, a stockholder's proposal must set forth as to each matter the stockholder proposes to bring before the 2014 Annual Meeting of Stockholders (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder, (c) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the stockholder, (d) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder in such business and (e) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

        The mailing address of the principal executive offices of Haynes is 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common stock of the Company as of December 31, 2012 (assuming that their holdings have not changed from such other date as may be shown below):

Name	Number	Percent(1)
FMR LLC.(2)	1,564,941	12.68%
T. Rowe Price Associates, Inc.(3)	994,458	8.06%
T. Rowe Price Small Cap Stock Fund, Inc.(4)	637,600	5.17%
BlackRock, Inc.(5)	942,246	7.63%
The Vanguard Group, Inc.(6)	726,208	5.88%

(1)
The percentage is calculated on the basis of 12,342,985 shares of common stock outstanding as of December 31, 2012.

(2)
The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Based solely on Schedule 13G, filed February 13, 2012 with the Securities and Exchange Commission. Represents sole voting power over zero (0) shares and sole dispositive power over 1,564,941 shares.

(3)
The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, 10th floor, Baltimore, Maryland 21202. Based solely on Schedule 13G, filed February 10, 2012 with the Securities and Exchange Commission. Represents sole voting power over 206,750 shares and sole dispositive power over 994,458 shares.

(4)
The address of T. Rowe Price Small Cap Stock Fund, Inc. is 100 East Pratt Street, 10th floor, Baltimore, Maryland 21202. Based solely on Schedule 13G, filed February 10, 2012 with the Securities and Exchange Commission. Represents sole voting power over 637,600 shares and sole dispositive power over zero (0) shares.

(5)
The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. Based solely on the Schedule 13G/A, filed February 13, 2012 with the Securities and Exchange Commission. Represents sole voting and dispositive power over 942,246 shares.

(6)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Based solely on the Schedule 13G, filed February 8, 2012 with the Securities and Exchange Commission. Represents sole voting power over 15,749 shares, sole dispositive power over 710,459 shares and shared dispositive power over 15,749 shares.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table shows the ownership of shares of the Company's common stock as of December 31, 2012, by each director, the Chief Executive Officer, the Chief Financial Officer as of the end of fiscal year 2012 and the other three most highly compensated officers during fiscal year 2012 (the "Named Executive Officers") and the directors and all executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over these shares of common stock. The business address of each person indicated is c/o Haynes International, Inc., 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.

Name	Number	Percent(1)
Mark M. Comerford(2)	71,799	*
John C. Corey(3)	22,002	*
Paul J. Bohan(4)	30,766	*
Donald C. Campion(5)	19,589	*
Robert H. Getz(6)	24,550	*
Timothy J. McCarthy(7)	19,550	*
Michael L. Shor(8)	2,550	*
William P. Wall(9)	19,550	*
Marlin C. Losch III(10)	33,751	*
Marcel Martin(11)	30,166	*
Scott R. Pinkham(12)	37,100	*
Venkat R. Ishwar(13)	11,933	*
All directors and executive officers as a group (18 persons)(14)	410,278	3.26%

*
Represents beneficial ownership of less than one percent of the outstanding common stock.

(1)
The percentages are calculated on the basis of 12,342,985 shares of common stock outstanding as of December 31, 2012, plus the number of shares underlying stock options held by such person or group which may be acquired within sixty days of December 31, 2012.

(2)
Shares of common stock beneficially owned by Mr. Comerford include: 14,300 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and 14,300 shares of time vested restricted stock subject to forfeiture, both of which Mr. Comerford has the right to vote; and 43,199 shares underlying stock options which may be acquired within sixty days of December 31, 2012.

(3)
Shares of common stock beneficially owned by Mr. Corey include: 6,550 shares of time vesting restricted stock subject to forfeiture, and which Mr. Corey has the right to vote; 11,952 shares underlying stock options which may be acquired within sixty days of December 31, 2012; and 3,500 shares are owned with no restrictions.

(4)
Shares of common stock beneficially owned by Mr. Bohan include: 6,550 shares of time vesting restricted stock subject to forfeiture, and which Mr. Bohan has the right to vote; and 14,216 shares underlying stock options which may be acquired within sixty days of December 31, 2012; and 10,000 shares owned with no restrictions.

(5)
Shares of common stock beneficially owned by Mr. Campion include: 6,550 shares of time vesting restricted stock subject to forfeiture, and which Mr. Campion has the right to vote; 9,539 shares underlying stock options which may be acquired within sixty days of December 31, 2012; and 3,500 shares are owned with no restrictions.

(6)
Shares of common stock beneficially owned by Mr. Getz include: 6,550 shares of time vesting restricted stock subject to forfeiture, and which Mr. Getz has the right to vote; 14,500 shares underlying stock options which may be acquired within sixty days of December 31, 2012; and 3,500 shares are owned with no restrictions.

(7)
Shares of common stock beneficially owned by Mr. McCarthy include: 6,550 shares of time vesting restricted stock subject to forfeiture, and which Mr. McCarthy has the right to vote; 9,500 shares underlying stock options which may be acquired within sixty days of December 31, 2012; and 3,500 shares are owned with no restrictions.

(8)
Shares of common stock beneficially owned by Mr. Shor include: 2,550 shares of time vesting restricted stock subject to forfeiture, and which Mr. Shor has the right to vote.

(9)
Shares of common stock beneficially owned by Mr. Wall include: 6,550 shares of time vesting restricted stock subject to forfeiture, and which Mr. Wall has the right to vote; 9,500 shares underlying stock options which may be acquired within sixty days of December 31, 2012; and 3,500 shares are owned with no restrictions.

(10)
Shares of common stock beneficially owned by Mr. Losch include: 4,400 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and 4,400 shares of time vesting restricted stock subject to forfeiture, both of which Mr. Losch has the right to vote; and 22,451 shares underlying stock options which may be acquired within sixty days of December 31, 2012 and 2,500 shares owned with no restriction.

(11)
Shares of common stock beneficially owned by Mr. Martin include: 30,166 shares underlying stock options which may be acquired within sixty days of December 31, 2012.

(12)
Shares of common stock beneficially owned by Mr. Pinkham include: 4,600 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and 4,600 shares of time vesting restricted stock subject to forfeiture, both of which Mr. Pinkham has the right to vote; and 27,900 shares underlying stock options which may be acquired within sixty days of December 31, 2012.

(13)
Shares of common stock beneficially owned by Mr. Ishwar include: 3,700 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and 3,700 shares of time vesting restricted stock subject to forfeiture, both of which Mr. Ishwar has the right to vote; and 4,533 shares underlying stock options which may be acquired within sixty days of December 31, 2012.

(14)
Includes 257,128 shares underlying stock options that may be acquired within sixty days of December 31, 2012.

PROPOSALS TO BE VOTED UPON

1 through 8. ELECTION OF DIRECTORS

        The Amended and Restated By-Laws of the Company provide the number of directors constituting the whole board shall be fixed from time to time by resolutions of the Board of Directors, but shall not be less than three nor more than nine directors, each of whom is elected for a one-year term. By resolution, the Board of Directors has fixed the number of directors at eight. The terms of all incumbent directors will expire at the annual meeting.

Nominees

        Upon the unanimous recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated the eight directors who served in all or part of fiscal 2012 for re-election at the annual meeting. The Board of Directors believes that all of its nominees will be available for re-election at the annual meeting and will serve if re-elected. The directors nominated for re-election (the "Nominated Directors") are:

Name	Age on 12/31/12	Position	Served as Director Since
John C. Corey	65	Chairman of the Board; Director	2004
Mark M. Comerford	51	President and Chief Executive Officer; Director	2008
Paul J. Bohan	67	Director	2004
Donald C. Campion	64	Director	2004
Robert H. Getz	50	Director	2006
Timothy J. McCarthy	72	Director	2004
Michael L. Shor	53	Director	2012
William P. Wall	50	Director	2004

        The Board of Directors recommends that stockholders vote FOR the election of all of the Nominated Directors. Unless authority to vote for any Nominated Director is withheld, the accompanying proxy will be voted FOR the election of all the Nominated Directors. However, the persons designated as proxies reserve the right to cast votes for another person designated by the Board of Directors in the event that any Nominated Director becomes unable to, or for good cause will not, serve. If a quorum is present, those nominees receiving a majority of the votes cast will be elected to the Board of Directors.

Business Experience of Nominated Directors

        John C. Corey has been a director and the Chairman of the Board since August 31, 2004. Mr. Corey also serves as a member of the Corporate Governance and Nominating Committee of the Board. Since January 2006, Mr. Corey has served as President, Chief Executive Officer and a director of Stoneridge, Inc., a global manufacturer of electrical and electronic components, modules and systems for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. From October 2000 through December 2005, Mr. Corey served as the President, Chief Executive Officer and a director of Safety Components International, Inc., a global manufacturer of automotive airbags. The Board believes Mr. Corey's extensive experience as a President and Chief Executive Officer, garnered in service of a New York Stock Exchange listed corporation, as well as substantial operations, international and business development experience, make him well-qualified to serve as a director.

        Mark M. Comerford was elected President and Chief Executive Officer and a director of the Company in October 2008. Before joining the Company, from 2004 to 2008, Mr. Comerford was President of Brush Engineered Materials Alloy Division and President of Brush International, Inc.,

affiliates of Materion Corporation, formerly known as Brush Engineered Materials, Inc., a company that manufactures high-performance materials. The Board believes Mr. Comerford's years of experience driving international growth at various advanced materials manufacturing companies provide valuable strategic insights to the Board. In addition, his leadership experience and acumen in strategic and operating roles based in the United States and Asia, as well as his experience as a top executive at Haynes, all make him well qualified to serve as a director.

        Paul J. Bohan has been a director since August 31, 2004. Mr. Bohan also serves as the Chairman of the Corporate Governance and Nominating Committee of the Board. He retired as a Managing Director of Citigroup in February 2001. Mr. Bohan currently serves on the Board of Directors of Arena Brands, Inc. and Revlon, Inc. The Board believes Mr. Bohan's qualifications include, among other things, his expansive board leadership expertise and operating experience which enables Mr. Bohan to provide a wide range of perspectives on governance and management issues.

        Donald C. Campion has been a director since August 31, 2004. Mr. Campion also serves as the Chairman of the Audit Committee and as a member of the Compensation Committee of the Board. Mr. Campion is also a member of several private company boards, serving as audit committee chair and member of various board committees. From January 2003 until July 2004, Mr. Campion served as Chief Financial Officer of Verifone, Inc. Mr. Campion previously served as Chief Financial Officer of several companies, including Special Devices, Inc., Cambridge, Inc., Oxford Automotive, Inc., and Delco Electronics Corporation. The Board believes Mr. Campion's substantial tax and accounting experience built through his career in finance at several significant corporations, his work in engineering and lean manufacturing and his experience serving as a director of other companies makes him well qualified to serve as a director. Mr. Campion's tax and accounting acumen also qualify him as the Company's Audit Committee financial expert.

        Robert H. Getz has been a director since March 31, 2006. Mr. Getz also serves a member of the Audit and Compensation Committees of the Board. Mr. Getz is a private investor and, since 1996, Mr. Getz has been a Managing Director and Partner of Cornerstone Equity Investors, LLC, a New York-based private equity investment firm which he co-founded. Mr. Getz also serves as a director of Palladon Ventures LTD and CML Metals Corp. Mr. Getz formerly served on the Boards of Directors of Centurion International, Inc., MDN, Inc., Novatel Wireless, Inc. and SITEL Corporation. The Board believes Mr. Getz's extensive experience in acting as a director of other companies, as well as the wide variety of his operating experience, enables him to share with the Board valuable perspectives on a variety of issues relating to management, strategic planning, tactical capital investments, mergers and acquisitions and international growth.

        Timothy J. McCarthy has been a director since August 31, 2004. Mr. McCarthy also serves as the Chairman of the Compensation Committee and as a member of the Audit Committee of the Board. Mr. McCarthy is also the Chairman of C.E. Minerals, an industrial mineral business, and served as the President of that company from 1985 until 2008. The Board believes Mr. McCarthy's qualifications include, among other things, his leadership and extensive operational and international management experience.

        Michael L. Shor has been a director since August 1, 2012. Mr. Shor also serves on the Compensation Committee of the Board. Mr. Shor retired as Executive Vice President—Advanced Metals Operations & Premium Alloys Operations of Carpenter Technology Corporation on July 1, 2011 after a thirty-year career with Carpenter Technology. The Board believes Mr. Shor's management experience and extensive experience in the metals industry will enable him to advise the Company on its strategic direction, operational excellence and continuing growth.

        William P. Wall has been a director since August 31, 2004. Mr. Wall also serves on the Audit Committee and the Corporate Governance and Nominating Committee of the Board. Mr. Wall joined Abrams Capital, LLC, a value-oriented investment firm headquartered in Boston, in February 2006, where he serves as general counsel and a director of several private companies. From July 2003 through April 2005, Mr. Wall was a Partner in Andover Capital, a hedge fund focused on leveraged companies. The Board believes, in addition to his experience as an attorney, Mr. Wall provides financing and investment analysis experience as a result of his career in the investment management industry. Mr. Wall's leadership, finance and corporate governance experience enable him to advise the Company on its strategic direction, allocation of capital and management development.

Corporate Governance

Board Committee Structure

        The Board of Directors has three standing committees: (i) an Audit Committee (in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (ii) a Compensation Committee and (iii) a Corporate Governance and Nominating Committee.

        The Audit Committee is currently composed of four members, Messrs. Campion (who chairs the Committee), Getz, McCarthy and Wall, all of whom are independent under the definitions and interpretations of NASDAQ. According to the Audit Committee Charter, adopted by the Board of Directors and available in the investor relations section of the Company's website at www.haynesintl.com, the Audit Committee is primarily responsible for:

  •
  Appointment, retention, termination and oversight, including the approval of compensation, of the Company's independent auditors;

  •
  Pre-approving audit and non-audit services by the independent auditors;

  •
  Reviewing the audit plan and the estimated fees;

  •
  Reviewing securities disclosures and earnings press releases;

  •
  Managing significant risks and exposures and policies with respect to risk assessment and risk management;

  •
  Reviewing operational and accounting internal controls, including any special procedures adopted in response to the discovery of material control deficiencies;

  •
  Reviewing the action taken by management on the internal auditors' and independent auditors' recommendations;

  •
  Reviewing the appointment, reassignment and replacement of the senior internal audit executive; and

  •
  Performing such additional activities, and considering such other matters, within the scope of its responsibilities, as the Audit Committee or the Board deems necessary or appropriate.

        The Compensation Committee is currently composed of four members, Messrs. McCarthy (who chairs the Committee), Campion, Getz and Shor, all of whom are independent under the definitions and interpretations of NASDAQ. According to the Compensation Committee Charter, adopted by the Board of Directors and available in the investor relations section of the Company's website at www.haynesintl.com, the Compensation Committee is primarily responsible for:

  •
  Establishing the Company's philosophy and policies regarding executive and director compensation, and overseeing the development and implementation of executive and director compensation programs;

  •
  Setting the CEO's compensation level and performance goals and approving awards for the CEO under incentive compensation plans based on the performance evaluation conducted by the Board;

  •
  Reviewing and approving the individual elements of total compensation for the executive management of the Company;

  •
  Reviewing and approving revisions to the Company's executive officer salary range structure and annual salary increase guidelines;

  •
  Assuring that the Company's executive incentive compensation program is administered in a manner consistent with the Committee's compensation philosophy and policies as to participation, target annual incentive awards, corporate financial goals and actual awards paid to executive officers;

  •
  Reviewing the Company's employee benefit programs and approving changes, subject, where appropriate, to stockholder or Board approval;

  •
  Overseeing regulatory compliance with respect to compensation matters;

  •
  Overseeing and making recommendations to the Board with respect to the Company's incentive compensation plans and equity-based plans; and

  •
  Preparing and issuing compensation evaluations and reports.

        The Corporate Governance and Nominating Committee, which the Company sometimes refers to as the Governance Committee, is currently composed of three members, Messrs. Bohan (who Chairs the Committee), Corey and Wall, all of whom are independent under the definitions and interpretations of NASDAQ. According to the Corporate Governance and Nominating Committee Charter, adopted by the Board of Directors and available in the investor relations section of the Company's website at www.haynesintl.com, the Governance Committee is responsible for overseeing the performance and composition of the Board of Directors to ensure effective governance. The Governance Committee identifies and recommends the nomination of qualified directors to the Board of Directors as well as develops and recommends governance principles for the Company.

Meetings of the Board of Directors and Committees

        The Board of Directors held sixteen meetings during the fiscal year ended September 30, 2012. No member of the Board of Directors attended fewer than 75% of the aggregate of meetings of the Board of Directors held during his tenure as a Board member, and meetings of any committee of the Board of Directors of which he was a member. Scheduled meetings are supplemented by frequent informal exchanges of information and, on occasion, actions taken by unanimous written consent without meetings. All of the members of the Board of Directors are encouraged, but not required, to attend Haynes' Annual Meetings of Stockholders. All of the then current members of the Board of Directors attended Haynes' 2012 Annual Meeting. The following chart shows the number of meetings in fiscal 2012 of each of the standing committees of the Board of Directors at which a quorum was present:

Committee	Meetings in Fiscal 2012
Audit	8
Compensation	19
Governance	8

Meetings of Non-Management Directors

        Pursuant to the NASDAQ independence standards, the non-management members of the Board of Directors meet in an executive session at least twice per year, and usually in connection with every regularly-scheduled in-person board meeting, to: (a) review the performance of the management team; (b) discuss their views on management's strategic planning and its implementation; and (c) address any other matters affecting the Company that may concern individual directors. The executive sessions are designed to ensure that the Board of Directors is not only structurally independent, but also is given ample opportunity to exercise independent thought and action. In fiscal 2012, the non-management directors met in executive session three times. When meeting in executive session, the presiding person was the Chairman, Mr. Corey.

Independence of the Board of Directors and Committee Members

        Except for Mr. Comerford, all of the members of the Board of Directors, including each member of the Audit Committee, the Compensation Committee and the Governance Committee, meet the criteria for independence set forth in Rule 10A-3(b)(1) of the Exchange Act and the definitions and interpretations of NASDAQ. The Board of Directors has determined that Mr. Campion, the Chairman of the Audit Committee, is an "audit committee financial expert" (as defined by Item 407(d)(5)(ii) of Regulation S-K) and is "independent" (under the definitions and interpretations of NASDAQ).

        The roles of Chairman and Chief Executive Officer are split into two positions. The Board of Directors believes that separating these roles aligns the Company with emerging trends in best practices for corporate governance of public companies and accountability to stockholders. The Board also believes that this provides a leadership model that clearly distinguishes the roles of the Board and management. The separation of the Chairman and Chief Executive Officer positions allows the Company's Chief Executive Officer to direct his or her energy towards operational and strategic issues while the non-executive Chairman focuses on governance and stockholders. The Company believes that separating the Chairman and Chief Executive Officer positions enhances the independence of the Board, provides independent business counsel for the Company's Chief Executive Officer and facilitates improved communications between Company management and Board members.

Family Relationships

        There are no family relationships among the directors and executive officers of the Company.

Conflict of Interest and Related Party Transactions

        It is the Company's policy to require that all conflict of interest transactions between the Company and any of its directors, officers or 10% beneficial owners (collectively, each, an "insider") and all transactions where any insider has a direct or indirect financial interest, including related party transactions required to be reported under Item 404(a) of Regulation S-K, must be reviewed and approved or ratified by the Board of Directors. The material terms of any such transaction, including the nature and extent of the insider's interest therein, must be disclosed to the Board of Directors. The Board of Directors will then review the terms of the proposed transaction to determine whether the terms of the proposed transaction are fair to the Company and are no less favorable to the Company than those that would be available from an independent third party. Following the Board of Director's review and discussion, the proposed transaction will be approved or ratified only if it receives the affirmative votes of a majority of the directors who have no direct or indirect financial interest in the proposed transaction, even though the disinterested directors represent less than a quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors which authorizes the contract or transaction. Haynes did not enter into any transactions in fiscal 2012 with any insider.

Governance Committee and Director Nominations

        Nominees for the Board of Directors are currently recommended for nomination to the Board of Directors by the Governance Committee. The Governance Committee bases its recommendation for nomination on criteria that it believes will provide a broad perspective and depth of experience in the

Board of Directors. In general, when considering independent directors, the Governance Committee will consider the candidate's experience in areas central to the Company, such as business, finance and legal and regulatory compliance, as well as considering the candidate's personal qualities and accomplishments and their ability to devote sufficient time and effort to their duties as directors. Important areas of experience and expertise include manufacturing, international operations, finance and the capital markets, accounting and experience as a director of other public companies. The Governance Committee does not have a formal diversity policy but considers diversity as one criteria evaluated as a part of the total package of attributes and qualifications a particular candidate possesses. The Governance Committee construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills and other individual qualities, in addition to race, gender, age, ethnicity and cultural background as elements that contribute to a diverse Board.

        Although the Governance Committee has no formal policy regarding the consideration of director candidates recommended by stockholders, the Committee will consider candidates recommended by stockholders, provided the names of such persons, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of the Company in accordance with the procedure described below for stockholder nominations. Candidates recommended by stockholders are evaluated in the same manner using the same criteria as candidates not so recommended.

        Stockholders may nominate directors by providing timely notice thereof in proper written form to the Secretary of Haynes. To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at Haynes' principal executive offices (a) in the case of an annual meeting, not less than ninety days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

        To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Code of Ethics

        The Company has adopted a Code of Business Conduct and Ethics that applies to its Chief Executive Officer, Chief Financial Officer and Controller, as well as to its directors and other officers and employees. This Code is posted on the Company's website at www.haynesintl.com/CodeofBusinessConductandEthics.pdf.

Board of Directors' Role in Risk Oversight

        As a part of its oversight function, the Board of Directors monitors how management operates the corporation. Risk is an important part of deliberations at the Board of Directors and committee level throughout the year. Enterprise risks—the specific financial, operational, business and strategic risks that the Company faces, whether internal or external—are identified and prioritized by the Board of Directors and management together. Certain strategic and business risks, such as those relating to the Company's products, markets and capital investments, are overseen by the entire Board of Directors. The Audit Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls, liquidity or raw materials. The Corporate Governance and Nominating Committee manages the risks associated with governance issues, such as the independence of the Board of Directors and key executive succession, and the Compensation Committee is responsible for managing the risks relating to the Company's executive compensation plans and policies.

        In addition to the formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations of the Company. The Company's risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them in its long-term planning process.

Communications with Board of Directors

        Stockholders may communicate with the full Board of Directors by sending a letter to Haynes International, Inc. Board of Directors, c/o Corporate Secretary, 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013. The Company's Corporate Secretary will review the correspondence and forward it to the chairman of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate. In addition, interested parties may contact the non-management directors as a group by sending a written communication to the Corporate Secretary as directed above. Such communication should be clearly addressed to the non-management directors.

Director Compensation Program

        Directors who are also Company employees do not receive compensation for their services as directors. Following is a description of the Company's compensation program for non-management directors in fiscal 2012. In consultation with the Compensation Committee and its independent compensation consultant, Total Rewards Strategies, the Compensation Committee reviews the compensation paid to non-management directors and recommends changes to the Board of Directors, as appropriate.

        Director Compensation Table

        The following table provides information regarding the compensation paid to the Company's non-employee members of the Board of Directors in fiscal 2012.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	Total ($)
J. C. Corey, Chairman	$115,000	$72,644	$187,644
P. J. Bohan, Director	$85,000	$72,644	$157,644
D. C. Campion, Director	$105,000	$72,644	$177,644
R. H. Getz, Director	$90,000	$72,644	$162,644
T. J. McCarthy, Director	$102,500	$72,644	$175,144
M. L. Shor, Director	$12,500	$48,190	$60,690
W. P. Wall, Director	$90,000	$72,644	$162,644

(1)
Represents restricted stock with a grant date fair value equal to $55.88 for all directors with the exception of Michael Shor with a fair value equal to $48.19, which was the closing price of the Company's common stock on the trading day prior to the date of the grant. The shares of restricted stock are subject to vesting as described more fully under "Director Compensation Program—Equity Compensation".

        Director Compensation Analysis

        Total Rewards Strategies, the Company's independent compensation consulting firm, reviewed the Board of Directors' total compensation in fiscal 2012, including Board of Directors and Committee annual retainers, meeting fees and restricted stock grants. Specifically, Total Rewards Strategies provided a memorandum to the Compensation Committee describing compensation trends in 2012, comparing Haynes fiscal 2008, 2009, 2010 and 2011 director compensation to the comparator group companies, and making recommendations with respect to 2012 director compensation. Based upon its review of this information, the Compensation Committee, in consultation with the Governance Committee and Total Rewards Strategies, determined to adjust the existing director compensation structure.

        Annual Retainer

        Non-management members of the Board of Directors receive a $60,000 annual retainer related to their Board of Directors duties and responsibilities, which is paid in advance in four equal installments of $15,000 each. Additionally, there is a $40,000 annual retainer for serving as Chairman of the Board, also paid in four equal installments. The Company reimburses directors for their out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof and other expenses incurred by directors in connection with their service to the Company.

        Committee Fees

        Directors receive an additional annual retainer of $15,000 for each committee on which they serve, paid in four equal installments. In addition, there is a $15,000 annual retainer for serving as the chairman of the Audit Committee and a $12,500 annual retainer for serving as the chairman of the Compensation Committee and a $10,000 annual retainer for serving as the chairman of any other committee of the Board of Directors.

        Equity Compensation

        On November 25, 2011, each director was granted 1,300 shares of restricted stock pursuant to the Haynes International, Inc. 2009 Restricted Stock Plan. In making its decision to award restricted stock rather than stock options, the Compensation Committee considered information provided by Total Rewards Strategies on methods of encouraging long-term stock ownership by directors, as well as information regarding how comparator group companies utilized restricted or deferred stock. The shares of restricted stock will vest in full on the earlier of (i) the third anniversary of the grant date, or (ii) the failure of the director to be re-elected at an annual meeting of the stockholders of the Company as a result of the director being excluded from the nominations for any reason other than "cause" as defined in the 2009 Restricted Stock Plan.

        Indemnification Agreements

        Effective August 13, 2006, the Company agreed to indemnify all of its directors against loss or expense arising from such individuals' service to the Company and its subsidiaries and affiliates and to advance attorneys' fees and other costs of defense to such individuals in respect of claims that may be eligible for indemnification under certain circumstances. The Company entered into a similar agreement with Mr. Shor upon his election to the Board of Directors. Effective October 1, 2008, the Company entered into a similar agreement with Mr. Comerford.

        Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee as of September 30, 2012 were Messrs. McCarthy, Campion, Getz and Shor. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, and none of the Company's executive officers serve as directors of, or in any compensation related capacity for, companies with which members of the Compensation Committee are affiliated.

Executive Compensation

Compensation Committee Report

        The Compensation Committee of the Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2012.

        SUBMITTED BY THE COMPENSATION COMMITTEE

  Timothy J. McCarthy, Chair
  Donald C. Campion
  Robert H. Getz
  Michael L. Shor

Compensation Discussion and Analysis

        2012 Business Summary

        In fiscal 2012, the Company:

  •
  shipped record volume of 6.5 million pounds into the land-based gas turbine market;

  •
  equaled the Company's record set in fiscal 2008 of 8.9 million pounds of product shipped into the aerospace market;

  •
  had record revenues in shipments of tubular products and wire products;

  •
  manufactured 13.5 million pounds of sheet products, out-producing the Company's previously estimated capacity of 12 million pounds, by utilizing lean manufacturing and six-sigma concepts to optimize efficiency and quality;

  •
  managed the Company's mix favorably toward high-value differentiated products in order to increase the average selling price per pound to $24.78 in fiscal 2012 compared to $22.97 in fiscal 2011, an increase of 7.9%;

  •
  invested over $27 million in capital expenditures including equipment maintenance, upgrades and safety modifications, continuing the equipment modernization efforts started in fiscal 2008;

  •
  completed 12 consecutive quarters of dividend payments, returning a total of over $30 million to stockholders; and

  •
  generated over $100 million in two years through development and commercialization of new alloys and new applications for the Company's core alloys.

        Based upon the Company's performance in fiscal 2012, the 2012 Management Incentive Plan (the "MIP") payments were made at 15.5% above the target levels, as more fully described on page 19.

        Overview

        This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation in fiscal 2012 for Mark M. Comerford, the Company's principal executive officer; Marcel Martin, the Company's principal financial officer as of September 30, 2012; and Marlin C. Losch III, Scott Pinkham and Venkat R. Ishwar, the Company's other three most highly compensated executive officers in fiscal 2012. Detailed information regarding the compensation of these executive officers, who are referred to as "Named Executive Officers" or "NEOs", appears in the tables following this Compensation Discussion and Analysis. This Compensation Discussion and Analysis should be read in conjunction with those tables.

        This Compensation Discussion and Analysis consists of the following parts:

  Responsibility for Executive Compensation Decisions

  Role of Executive Officers in Compensation Decisions

  Executive Compensation Philosophy and Principles

  Committee Procedures

  Setting Named Executive Officer Compensation in Fiscal 2012

        Responsibility for Executive Compensation Decisions

        The Compensation Committee of our Board of Directors, whose membership is limited to independent directors, acts pursuant to a Board-approved charter. The Compensation Committee is responsible for approving the compensation programs for all executive officers, including the Named Executive Officers, and making decisions regarding specific compensation to be paid or awarded to them. The Compensation Committee has responsibility for establishing and monitoring the adherence to the Company's compensation philosophies and objectives. The Compensation Committee aims to ensure that the total compensation paid to the Company's NEOs is fair, reasonable and competitive. Although the Compensation Committee approves all elements of an executive officer's compensation, it approves equity grants and certain other incentive compensation subject to approval by the full Board of Directors.

        Role of Executive Officers in Compensation Decisions

        No Named Executive Officer participates directly in the determination of his or her compensation. For Named Executive Officers other than himself, the Company's Chief Executive Officer provides the Compensation Committee with performance evaluations and presents individual compensation recommendations to the Compensation Committee, as well as compensation program design recommendations. The Chief Executive Officer's performance is evaluated by the Board of Directors.

Mr. Comerford's fiscal 2012 base salary was established by the employment agreement he renewed in fiscal 2012, as modified by subsequent Compensation Committee actions. Mr. Comerford and Mr. Martin, the Company's Chief Financial Officer as of September 30, 2012, work closely with the Compensation Committee on the development of the financial targets and overall annual bonus levels to be provided to the Named Executive Officers under MIP as those amounts are based on the annual operating budget. The Compensation Committee retains the full authority to modify, accept or reject all compensation recommendations provided by management.

        Executive Compensation Philosophy and Objectives

        The Company's compensation program is designed to attract, motivate, reward and retain key executives who drive the Company's success and enable it to consistently achieve corporate performance goals in the competitive high-performance alloy business and increase stockholder value. The Company seeks to achieve these objectives through a compensation package that:

  •
  Pays for performance: The MIP provides incentives to the Company's executive officers based upon meeting or exceeding specified short-term financial goals, taking into consideration the ability of the Company's executives to influence its financial results. In addition, grants of restricted stock and stock options provide an appropriate incentive to produce stockholder returns through long-term corporate performance.

  •
  Supports the Company's business strategy: The annual bonus provided by the MIP focuses the Company's executive officers on short-term goals, while the equity compensation plans aim to engage management in the Company's long-term performance. The Company believes both of those elements serve to align management interests with creating stockholder value.

  •
  Pays competitively: The Company sets compensation levels so that they are in line with those of individuals holding comparable positions and producing similar results at other multi-national corporations of similar size, value and complexity.

  •
  Values stockholder input: In setting compensation levels, the Company takes into account the outcome of stockholder advisory votes regarding executive compensation.

        In addition to aligning management's interests with the interests of the stockholders, a key objective of the Company's compensation plan is mitigating the risk in the compensation package by ensuring that a significant portion of compensation is based on the long-term performance of the Company. This reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term sustainability of the Company. The Company also structures the short-term incentive compensation so that the accomplishment of short-term goals supports the accomplishment of long-term goals.

        Committee Procedures

        The Compensation Committee retains the services of Total Rewards Strategies, an independent compensation consulting firm, to collect survey data and analyze the compensation and related data of a comparator group of companies. Total Rewards Strategies also provides the Compensation Committee with alternatives to consider when making compensation decisions and provides opinions on compensation recommendations the Compensation Committee receives from management. Total Rewards Strategies provided analysis and opinion regarding executive compensation trends and practices to the Compensation Committee during fiscal 2011 and fiscal 2012. Total Rewards Strategies did not provide any services to the Company other than compensation consulting to the Compensation Committee in fiscal 2011 or fiscal 2012. Total Rewards Strategies' work for the Company in fiscal 2012 did not raise any conflicts of interest.

        The comparator group is comprised of the Company's direct competitors and a broader group of industrial metals and minerals companies, as well as Indiana-based companies, which the Compensation

Committee believes is representative of the labor market from which the Company recruits executive talent. Factors used to select the comparator group companies include industry segment, revenue, profitability, number of employees and market capitalization. The Compensation Committee reviews the comparator group annually. The companies in the comparator group that were used to benchmark fiscal 2012 compensation practices include:

Carpenter Technology	Keystone Consolidated	Shiloh Industries
Compass Minerals International	Materion, Inc.	Skyline
CTS Corporation	Matthews International	Supreme Industries
Ducommun	Metalico	Symmetry Medical
Enpro Industries	Northwest Pipe	Titan International
Franklin Electric	Olympic Steel	Titanium Metals
Insteel Industries	RTI International Metals	Universal Stainless & Alloy Products

        Among other analyses, Total Rewards Strategies provides the 50th percentile, or median, of the comparator group for base salary, cash bonus, long-term incentives and total overall compensation, or the Median Market Rate. The Compensation Committee uses the Median Market Rate as a primary reference point when determining compensation targets for each element of pay. When individual and targeted company financial performance is achieved, the objective of the executive compensation program is to provide overall compensation near the Median Market Rate of pay practices of the comparator group of companies. Actual target pay for an individual may be more or less than the Median Market Rate based on the Compensation Committee's evaluation of the individual's performance, experience and potential.

        Consistent with the Compensation Committee's philosophy of pay for performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.

        Setting Named Executive Officer Compensation in Fiscal 2012

  Components of Compensation

        The chief components of each Named Executive Officers' compensation in fiscal 2012 were:

  •
  base salary;

  •
  a performance-based annual incentive award under the MIP;

  •
  long-term compensation awards that include a combination of stock option grants and performance- and time-based restricted stock;

  •
  employee benefits, such as life, health and disability insurance benefits, and a qualified savings (401(k)) plan;

  •
  limited perquisites; and

  •
  upon termination or a change in control, severance and acceleration of long-term awards.

        Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-based and valued by the Company's executives. The Compensation Committee reviews information provided by Total Rewards Strategies and the Company's historical pay practices to determine the appropriate level and mix of compensation. In allocating compensation among elements, the Company believes the compensation of the Company's most senior executives, including the Named Executive Officers, who have the greatest ability to influence Company performance, should be predominately performance-based. As a result of this philosophy, in fiscal 2012 58% of the Named Executive Officers' total compensation, including the Chief Executive Officer's compensation, was allocated to performance-based pay as a percent of total compensation at target performance.

        Fiscal 2012 Target Compensation

  Base Salary

        The Company provides executives with a base salary that is intended to attract and retain the quality of executives needed to lead the Company's complex businesses. Base salaries for executives are generally targeted at the Median Market Rate of the comparator group, although individual performance, experience, internal equity, compensation history and contribution of the executive are also considered. The Committee reviews base salaries for Named Executive Officers annually and may make adjustments based on individual performance, experience, market competitiveness, internal equity and the scope of responsibilities.

        The base salaries of the Named Executive Officers were increased in fiscal 2012. The following table provides annualized base salary information for the Named Executive Officers effective July 1, 2011 and July 1, 2012:

Named Executive Officer	Base Salary as of July 1, 2011	Base Salary as of July 1, 2012	Base Salary as a Percentage of Median Market Rate
Mark M. Comerford	$470,000	$500,000	84%
Marcel Martin	$275,000	$290,000	94%
Marlin C. Losch III	$205,000	$222,000	98%
Scott R. Pinkham	$220,000	$232,000	97%
Venkat R. Ishwar	$220,000	$232,000	95%

  Management Incentive Plan—Annual Cash Incentive

        The purpose of the MIP is to provide an annual cash bonus based on the achievement of specific operational and financial performance targets, tying compensation to the creation of value for stockholders. Target cash bonus awards are determined for each executive position by competitive analysis of the comparator group. In general, the median annual cash bonus opportunity of the comparator group is used to establish target bonus opportunities, but consideration is given to the individual executive's responsibilities and contribution to business results, and internal equity. The MIP allows the Board of Directors discretion to administer the plan, including not paying out any compensation thereunder, accounting for unforeseen one-time transactions or adjusting the performance measures based on external economic factors. MIP payments are made on a sliding scale in accordance with established performance targets and are earned as of the end of the applicable fiscal year. MIP payments are sometimes referred to herein as a "bonus".

        For fiscal 2012, the target performance level was established by the Company's consolidated annual operating budget. The annual operating budget is developed by management and presented by the CEO and the CFO to the Board of Directors for its review and approval. The target was intended to represent corporate performance which the Board of Directors believed was more likely than not to be achieved based upon management's presentation of the annual operating budget. For fiscal 2012, the Compensation Committee established net income as the sole financial goal for MIP payouts.

        The Compensation Committee established the 2012 bonus opportunities for the MIP participants, including the Named Executive Officers. The table below lists the 2012 MIP incentive awards potentially to be earned at the minimum, target and maximum levels by each Named Executive Officer as a percentage of his base salary:

	MIP Incentive as % of Base Salary
Named Executive Officer	Minimum	Target	Maximum
Mark M. Comerford	40%	80%	120%
Marcel Martin	30%	60%	90%
Marlin C. Losch III	25%	50%	75%
Scott R. Pinkham	25%	50%	75%
Venkat R. Ishwar	25%	50%	75%

        Based on the Company's net income for fiscal 2012, MIP payments were made at 15.5% above the target level, resulting in 92.4% for Mr. Comerford, 69.3% for Mr. Martin and 57.8% for the other named executive officers.

        The above noted percentage awards applied against the salaries noted for Named Executive Officers on page 18 equals the amounts included in the Compensation Tables on page 23 under the column entitled "Non-Equity Incentive Plan Compensation" for Fiscal Year 2012.

  Long-Term Incentives

        Stockholders approved a Restricted Stock Plan in 2009 to provide restricted stock grants for executives. Stockholders approved a new Stock Option Plan in 2007. Both plans are designed to attract and retain key management, including the Named Executive Officers. The Compensation Committee administers both plans and believes the plans provide an appropriate incentive to produce superior returns to stockholders over the long term by offering participants an opportunity to benefit from stock appreciation through stock ownership.

        Competitive benchmarking to the comparator group, the executive's responsibilities and the individual's contributions to business results determine the level of long term compensation. In general, the median value of long-term compensation in the comparator group is used to determine the approximate value of long-term incentives. The Black-Scholes method of stock option valuation, which is consistent with the Company's expensing of equity awards under Financial Accounting Standards Board ASC Topic 718 Compensation-Stock Compensation, was used in fiscal 2012 to determine the value of stock options.

        The Company currently does not have any formal plan requiring it to grant equity compensation on specified dates. With respect to newly hired or promoted executives, the Company's practice is typically to consider stock equity grants at the first meeting of the Compensation Committee and Board of Directors following such executive's hire date. The recommendations of the Compensation Committee are subsequently submitted to the Board of Directors for approval. The Compensation Committee intends to ensure that the Company does not award equity grants in connection with the release, or the withholding, of material non-public information, and that the grant value of all equity awards is equal to the fair market value on the date of grant, which is determined using the closing price on the trading day prior to the grant date. The Compensation Committee will consider whether or not to grant additional equity awards to the management team on an annual basis.

  Stock Options

        The Company has two stock option plans that authorize the grant of non-qualified stock options to certain key employees and non-employee directors for the purchase of a maximum of 1,500,000 shares of common stock. The original option plan was adopted in 2004 pursuant to the Company's plan of reorganization and provides for the grant of options to purchase up to 1,000,000 shares of common stock. In January 2007, the Board of Directors adopted a new option plan, also approved by the stockholders in fiscal 2007, that provides for options to purchase up to 500,000 shares of common stock. All options granted under the plans vest in three equal annual installments on the first, second and third anniversaries of the grant date.

        Under Internal Revenue Code Section 162(m), subject to an exception for qualifying performance-based compensation, the Company cannot deduct compensation of over $1.0 million in annual compensation paid to certain executive officers. Options granted pursuant to the Company's option plans are intended to qualify as qualifying performance-based compensation exempt from this deduction limitation. As a result, it is not anticipated that a grant of options under these plans will cause the deduction limit to be exceeded for any executive.

        The Compensation Committee granted stock options to the management team, including the Named Executive Officers, in January 2010, November 2010 and November 2011. The Compensation Committee believes that the stock options, in conjunction with the other elements of compensation described herein, align management's interests with those of the stockholders and will provide no return whatsoever if stockholders do not also realize gains. In determining the number of shares to be granted to the Named Executive Officers, the Compensation Committee established the value of the shares underlying the options at $17.93 for the January 2010 grant, $21.43 for the November 2010 grant and $23.91 for the November 2011 grant pursuant to Financial Accounting Standards Board ASC Topic 718 using the Black-Sholes pricing model. The Compensation Committee then set a total pool of options for grant to all executive officers of approximately $0.6 million for the January 2010, November 2010 and November 2011 grants.

  Restricted Stock

        On February 23, 2009, the Company adopted a restricted stock plan that reserved 400,000 shares of common stock for issuance. Grants of restricted stock vest in accordance with the terms and conditions established by the Compensation Committee. The Compensation Committee may set restrictions on certain grants based on the achievement of specific performance goals, and vesting of grants to participants will also be time-based.

        Restricted stock grants are subject to forfeiture if employment or service terminates prior to the end of the vesting period or if the performance goal is not met, if applicable. The Company will assess, on an ongoing basis, the probability of whether the performance criteria will be achieved. The Company will recognize compensation expense over the performance period if it is deemed probable that the goal will be achieved. The fair value of the Company's restricted stock is determined based upon the closing price of the Company's common stock on the grant date. The plan provides for the adjustment of the number of shares covered by an outstanding grant and the maximum number of shares for which restricted stock may be granted in the event of a stock split, extraordinary dividend or distribution or similar recapitalization event. Outstanding shares of restricted stock are entitled to receive dividends on shares of common stock.

        On January 8, 2010, executives, including the Named Executive Officers, were granted restricted stock for the three-year period beginning on October 1, 2009 through September 30, 2012. Two types of restricted shares were granted: those with performance-based vesting and those with time-based vesting. For the grant of performance-based restricted shares, the Compensation Committee established a three-year net income performance goal for the period of October 1, 2009 through September 30, 2012. That goal was met, and the restricted shares vested on January 8, 2013.

        On November 24, 2010, executives, including the Named Executive Officers, were granted restricted stock for the three-year period beginning on October 1, 2010 through September 30, 2013. Two types of restricted shares were granted: those with performance-based vesting and those with time-based vesting. For the grant of performance-based restricted shares, the Compensation Committee established a three-year net income performance goal for the period of October 1, 2010 through September 30, 2013, which will dictate whether these restricted shares will vest or be forfeited as of September 30, 2013. The restricted shares which are subject to time-based vesting will vest on the third anniversary of the date of grant. The number of shares and value of restricted stock are listed in the Grants of Plan-Based Awards table on page 25. Participants must be employees at the end of the performance period to receive a payout, except in the event of death or disability.

        On November 25, 2011, executives, including the Named Executive Officers, were granted restricted stock. Two types of restricted shares were granted: those with performance-based vesting and those with time-based vesting. For the grant of performance-based restricted shares, the Compensation Committee established a three-year net income performance goal for the period of October 1, 2011 through September 30, 2014, which will dictate whether those restricted shares will vest or be forfeited as of September 30, 2014. The restricted shares which are subject to time-based vesting will vest on the third anniversary of the date of grant. The number of shares and value of restricted stock are listed in the Grants of Plan-Based Awards table on page 25. Participants must be employees at the end of the performance period to receive a payout, except in the event of death or disability.

        The fiscal 2012 expense related to restricted stock grants to Named Executive Officers is listed in the Summary Compensation Table on page 23.

  Benefits

        The Named Executive Officers are eligible for the same level and offering of benefits made available to other employees, including the Company's 401(k) plan, health care plan, life insurance plan and other welfare benefit programs. The Company's benefits are designed to be competitive with other employers in the central/northern Indiana region to enable it to compete for and retain employees.

        In addition, the Company maintains the Haynes International, Inc. Pension Plan, a defined benefit pension plan for the benefit of all eligible domestic employees, including certain of the Named Executive Officers who were hired prior to December 31, 2005. As of December 31, 2005, the Pension Plan was closed to new salaried employees and, as of December 31, 2007, the benefits of all salaried participants in the Pension Plan were frozen and no further benefits will accumulate.

  Perquisites

        The Company provides limited perquisites to certain executives. These arrangements are primarily intended to increase the efficiency of an executive by allowing him or her to focus on business issues and to provide business and community development opportunities. In fiscal 2012, these perquisites consisted of taxable automobile usage for Messrs. Comerford and Ishwar; country club memberships for Messrs. Comerford, Losch and Ishwar; and the payment of dividends on restricted stock, life insurance and disability insurance premiums and a company match under the Company's 401(k) plan for all Named Executive Officers. No single perquisite exceeded $10,000 per year, other than taxable income for restricted stock dividends for Messrs. Comerford and Martin and the auto allowance for Mr. Comerford in fiscal year 2012.

  Severance; Change in Control

        Pursuant to his employment agreement, Mr. Comerford is entitled to compensation under certain circumstances relating to his severance from employment with the Company. In addition, the Company has entered into Termination Benefits Agreements with the Named Executive Officers (other than Mr. Comerford), which provide severance and change in control compensation. The Company recognizes that Haynes, as a publicly-traded company, may become the target of a proposal which could result in a change in control, and that such possibility and the uncertainty and questions which such a proposal may raise among management could cause the Company's Named Executive Officers to leave or could distract them in the performance of their duties, to the Company's detriment and the detriment of the Company's stockholders. The Company has entered into these agreements to protect the Named Executive Officers against the loss of their positions and to reinforce and encourage their continued attention to their assigned duties without distraction in the event of a proposed change in control transaction. The Company believes that these objectives are in the best interests of the Company and its stockholders. The Company also believes that it is in the best interests of the Company and its stockholders to offer such agreements to the Named Executive Officers insofar as the Company competes for executive talent in a highly competitive market in which companies routinely offer similar severance and change in control benefits to senior executives.

  CEO Compensation

        Effective October 1, 2008, Mark M. Comerford was appointed President and CEO of the Company. With the recommendation and approval of the Compensation Committee, the Company entered into an Employment Agreement with Mr. Comerford on September 8, 2008. The agreement's initial term began at the close of business on September 30, 2008 and ended on September 30, 2012 but is subject to automatic extension for one year periods thereafter assuming mutual consent of the Company and Mr. Comerford. The agreement was extended as of October 1, 2012. Pursuant to the agreement as modified by the Compensation Committee, Mr. Comerford's base salary for fiscal 2012 was $500,000 per year (84% of the 2012 median CEO salary in the Comparator Group), with bonus targets to be determined by the Compensation Committee annually prior to or at the commencement of the applicable fiscal year.

Compensation Tables and Narrative Disclosure

  Summary Compensation Table

        The following tables, footnotes and narratives provide information regarding the compensation, benefits and equity holdings in the Company for the CEO, CFO and the other Named Executive Officers.

        The narrative and footnotes below describe the total compensation paid for fiscal 2010, 2011 and 2012 to the Named Executive Officers, each of whom was serving as an executive officer on September 30, 2012, the last day of the Company's fiscal year. For information on the role of each element of compensation within the total compensation package, please see the discussion above under "Compensation Discussion and Analysis".

        Salary—This column represents the base salary earned during fiscal 2010, 2011 and 2012, including any amounts invested by the Named Executive Officers in the Company's 401(k) plan.

        Bonus—This column represents all non-plan cash bonuses earned by the Named Executive Officers in fiscal 2010, 2011 and 2012.

        Restricted Stock—This column represents the fair value of the restricted stock grant, which equals the closing price of the common stock on the trading day prior to the grant date.

        Option Awards—This column represents the compensation expense the Company recognized for financial statement reporting purposes, computed in accordance with Financial Accounting Standards Board ASC Topic 718, with respect to stock options granted in fiscal 2010, 2011 and 2012. Under FASB ASC Topic 718, compensation expense is calculated using the Black-Sholes option pricing method and recognized over the expected life of the stock option.

        Non-Equity Incentive Plan Compensation—This column represents cash bonuses earned in fiscal 2010, 2011 and 2012 by the Named Executive Officers under the 2010, 2011 and 2012 MIP.

        Change in Pension Value and Nonqualified Deferred Compensation Earnings—This column represents the actuarial increase during fiscal 2010, 2011 and 2012 in the pension value for the Named Executive Officers under the Haynes International, Inc. Pension Plan. A description of the Pension Plan can be found below under "Pension Benefits".

        All Other Compensation—This column represents all other compensation paid or provided to the Named Executive Officers for fiscal 2010, 2011 and 2012 not reported in previous columns, such as the Company's matching contributions to 401(k) plans, payment of insurance premiums and costs of providing certain perquisites and benefits.

Name And Principal Position	Year	Salary	Bonus	Restricted Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value	All Other Compensation(4)	Total
M. M. Comerford	2010	$406,856	—	$272,000	$179,300	$510,000	N/A	$74,711	$1,442,867
President & CEO	2011	$486,519	—	$289,872	$188,584	$564,000	N/A	$50,870	$1,579,845
	2012	$500,061	—	$335,280	$167,370	$462,000	N/A	$55,842	$1,520,553
M. Martin	2010	$239,327	—	$156,400	$107,580	$187,500	$180,518	$19,534	$890,859
VP of Finance & CFO	2011	$284,711	—	$152,988	$94,292	$247,500	78,614	$28,121	$886,226
	2012	$289,999	—	$167,640	$83,685	$200,970	$128,784	$25,971	$897,049
M. C. Losch III	2010	$181,888	—	$102,000	$66,341	$142,500	$23,882	$19,603	$536,214
VP Sales and	2011	$212,365	—	$88,572	$49,289	$153,750	$34,421	$21,191	$559,588
Distribution	2012	$222,001	—	$89,408	$45,429	$128,205	$69,734	$23,406	$578,183
S. R. Pinkham	2010	$191,462	—	$115,600	$73,513	$150,000	$11,056	$24,445	$566,076
VP of Manufacturing	2011	$227,768	—	$88,572	$53,575	$165,000	$14,732	$22,572	$572,219
	2012	$232,001	—	$89,408	$45,429	$133,980	$32,952	$21,760	$555,530
V. R. Ishwar	2010	$153,999	$25,000	$68,000	$44,825	$137,500	—	$15,316	$444,640
VP Marketing	2011	$228,461	—	$72,468	$45,003	$165,000	$28,409	$31,366	$570,707
and Technology	2012	$232,059	—	$89,408	$45,429	$133,980	$54,596	$31,260	$586,732

(1)
Shares of restricted stock were valued at the closing price of the Company's common stock on the day prior to the date of grant.

(2)
The options were valued pursuant to FASB ASC Topic 718 using the Black-Scholes option pricing model.

(3)
Amounts earned in fiscal 2010 under the 2010 MIP were paid in the first quarter of fiscal 2011. Amounts earned in fiscal 2011 under the 2011 MIP were paid in the first quarter of fiscal 2012. Amounts earned in fiscal 2012 under the

  2012 MIP were paid in the first quarter of fiscal 2013. Please see the discussion of the MIP under "Compensation Discussion and Analysis".

(4)
Amounts shown in the "All Other Compensation" column include the following:

Name	Year	Dividends On Restricted Stock	Relocation	Life Insurance	Disability Insurance	401(k) Company Match	401(m) Company Match	Other	Total
M. M. Comerford	2010	$9,600	$33,426	$5,412	$4,132	$8,066	$698	$13,377	$74,711
	2011	$18,560	—	$5,356	$4,132	$9,607	—	$13,215	$50,870
	2012	$22,176	—	$5,786	$4,380	$9,000	—	14,500	$55,842
M. Martin	2010	$5,310	—	$1,398	$4,229	$7,868	$588	$141	$19,534
	2011	$10,120	—	$1,597	$4,229	$10,646	$1,529	—	$28,121
	2012	$11,902	—	$1,935	$4,477	$7,657	—	—	$25,971
M.C. Losch III	2010	$3,750	—	$1,063	$3,395	$5,995	—	$5,400	$19,603
	2011	$6,760	—	$1,191	$3,451	$5,677	—	$4,112	$21,191
	2012	$7,414	—	$1,535	$4,042	$6,455	—	$3,960	$23,406
S. R. Pinkham	2010	$4,140	—	$1,118	$2,752	$5,994	—	$10,441	$24,445
	2011	$7,280	—	$1,278	$2,752	$10,755	—	$507	$22,572
	2012	$7,876	—	$1,548	$3,280	$9,056	—	—	$21,760
V. R. Ishwar	2010	$1,200	—	$958	$1,071	$6,801	—	$5,286	$15,316
	2011	$3,040	—	$1,278	$4,588	$10,762	$538	$11,160	$31,366
	2012	$4,752	—	$1,548	$4,969	$8,695	$136	$11,160	$31,260

  Grants of Plan-Based Awards in Fiscal 2012

        During fiscal 2012, the Named Executive Officers received three types of plan-based awards:

        Management Incentive Plan—On November 25, 2011, the Named Executive Officers were awarded grants under the Company's 2012 MIP. Under the plan, certain employees of the Company, including the Named Executive Officers, were eligible for cash awards if the Company met certain net income targets established by the Compensation Committee for fiscal 2012. The amount of the cash awards could range between 40% and 120% of base salary for Mr. Comerford, 30% and 90% of base salary for Mr. Martin and 25% and 75% of base salary for the other Named Executive Officers, depending on the level of net income earned by the Company compared to the targeted amount. In the event the targeted net income amount was not achieved, the Named Executive Officers would have been eligible to receive a portion of a $458,500 bonus pool payable at the discretion of the Board of Directors.

        Stock Options—Non-qualified options were granted on November 25, 2011 under the Haynes International, Inc. 2007 Stock Option Plan. Each option vests in three equal installments on the first, second and third anniversaries of the grant date, remains exercisable for ten years and has an exercise price equal to the closing stock price on the day prior to the date of grant.

        Restricted Stock—On November 25, 2011, executives, including the Named Executive Officers, were granted restricted stock. Two types of restricted shares were granted: those with performance-based vesting and those with time-based vesting. For the grant of performance-based restricted shares, the Compensation Committee established a three-year net income performance goal for the period of October 1, 2011 through September 30, 2014 which will dictate whether these restricted shares will vest or be forfeited on September 30, 2014. The restricted shares which are subject to time-based vesting will vest on the third anniversary of the date of grant.

  Grants of Plan-Based Awards Table

						Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options		Grant Date Fair Value of Stock and Option Awards(2)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Exercise or Base Price of Option Awards(1)
		Grant Date
Name	Grant Type		Threshold	Target	Maximum
M. M.Comerford	MIP	11/25/11	$200,000	$400,000	$600,000
	Option	11/25/11						7,000	$55.88	$167,370
	Restricted Stock	11/25/11				3,000	3,000			$335,280
M. Martin	MIP	11/25/11	$87,000	$174,000	$261,000
	Option	11/25/11						3,500	$55.88	$83,685
	Restricted Stock	11/25/11				1,500	1,500			$167,640
M. C. Losch III	MIP	11/25/11	$55,500	$111,000	$166,500
	Option	11/25/11						1,900	$55.88	$45,429
	Restricted Stock	11/25/11				800	800			$89,408
S. R. Pinkham	MIP	11/25/11	$58,000	$116,000	$174,000
	Option	11/25/11						1,900	$55.88	$45,429
	Restricted Stock	11/25/11				800	800			$89,408
V. R. Ishwar	MIP	11/25/11	$58,000	$116,000	$174,000
	Option	11/25/11						1,900	$55.88	$45,429
	Restricted Stock	11/25/11				800	800			$89,408

(1)
The exercise price of each option is equal to the closing market price of shares of common stock on the trading day prior to the grant date.

(2)
Represents the grant date fair value calculated in accordance with FASB ASC Topic 718, but excludes any forfeiture assumptions related to service-based vesting conditions as prescribed by SEC rules.

  Outstanding Equity Awards at Fiscal Year-End

        The table below provides information on the Named Executive Officers' outstanding equity awards as of September 30, 2012. The equity awards consist of stock options and shares of restricted stock. The table includes the following:

        Number of Securities Underlying Unexercised Options (Exercisable)—This column represents options to buy shares of common stock which are fully vested and subject to forfeiture only with respect to a break in service.

        Number of Securities Underlying Unexercised Options (Unexercisable)—This column represents options to buy shares of common stock which are not fully vested. All options vest in three equal annual installments on the first, second and third anniversaries of the grant date.

        Option Exercise Price—In the case of grants made in connection with the Company's emergence from Chapter 11 reorganization on August 31, 2004, the exercise price was $12.80 per share, which was established by the creditors committee and set forth in the plan of reorganization. The fair value of the Company's common stock on August 31, 2004 was $15.37 per share without regard to any adjustment for lack of marketability or minority discount but based upon a contemporaneous valuation of the enterprise as a whole using the same discounted cash flow method used in determining the Company's reorganization value. All other option exercise prices are equal to the closing market price of shares of common stock on the day prior to grant date.

        Option Expiration Date—This is the date upon which an option will expire if not yet exercised by the option holder. In all cases, this is ten years from the date of grant.

        Number of Unearned Shares That Have Not Vested—All shares of restricted stock granted in fiscal 2012 are unvested. Two types of restricted shares were granted: those with performance-based vesting and those with time-based vesting. For the grant of performance-based restricted shares, the Compensation Committee established a three-year net income performance goal for the period of October 1, 2011 through September 30, 2014 which will dictate whether these restricted shares will vest or be forfeited on September 30, 2013. The restricted shares which are subject to time-based vesting will vest on the third anniversary of the date of grant.

        Market Value of Unearned Shares That Have Not Vested—The market value of unvested shares of restricted stock is based upon the September 30, 2012 closing price of the Company's common stock of $52.15.

	Option Awards					Restricted Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (Exercisable)(1)	Number of securities underlying unexercised options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares that Have Not Vested(2)	Market Value of Shares That Have Not Vested	Number of Unearned Shares That Have Not Vested(3)	Market Value of Unearned Shares That Have Not Vested
M. M. Comerford	10/01/08	20,000	—	$46.83	10/01/18	—	—	—	—
	3/31/09	5,000	—	$17.82	3/31/19	—	—	—	—
	1/08/10	6,666	3,334	$34.00	1/08/20	4,000	$208,600	4,000	$208,600
	11/24/10	2,933	5,867	$40.26	11/24/20	3,600	$187,740	3,600	$187,740
	11/25/11	—	7,000	$55.88	11/25/21	3,000	$156,450	3,000	$156,450
M. Martin	8/31/04	10,362	—	$12.80	8/31/14	—	—	—	—
	3/30/07	12,000	—	$72.93	3/30/17	—	—	—	—
	3/31/08	15,000	—	$54.00	3/31/18	—	—	—	—
	3/31/09	8,250	—	$17.82	3/31/19	—	—	—	—
	1/08/10	4,000	2,000	$34.00	1/08/20	2,300	$119,945	2,300	$119,945
	11/24/10	1,466	2,934	$40.26	11/24/20	1,900	$99,085	1,900	$99,085
	11/25/11	—	3,500	$55.88	11/25/21	1,500	$78,225	1,500	$78,225
M. C. Losch II	3/30/07	8,000	—	$72.93	3/30/17	—	—	—	—
	3/31/08	6,500	—	$54.00	3/31/18	—	—	—	—
	3/31/09	2,084	—	$17.82	3/31/19	—	—	—	—
	1/08/10	2,466	1,234	$34.00	1/08/20	1,500	$78,225	1,500	$78,225
	11/24/10	766	1,534	$40.26	11/24/20	1,100	$57,365	1,100	$57,365
	11/25/11	—	1,900	$55.88	11/25/21	800	$41,720	800	$41,720
S. R. Pinkham	3/30/07	5,000	—	$72.93	3/30/17	—	—	—	—
	3/31/08	10,000	—	$54.00	3/31/18	—	—	—	—
	3/31/09	6,500	—	$17.82	3/31/19	—	—	—	—
	1/08/10	2,733	1,367	$34.00	1/08/20	1,700	$88,655	1,700	$88,655
	11/24/10	833	1,667	$40.26	11/24/20	1,100	$57,365	1,100	$57,365
	11/25/11	—	1,900	$55,88	11/25/21	800	$41,720	800	$41,720
V. R. Ishwar	01/08/10	1,666	834	$34.00	1/08/20	1,000	$52,150	1,000	$52,150
	11/24/10	700	1,400	$40.26	11/24/20	900	$46,935	900	$46,935
	11/25/11	—	1,900	$55.88	11/25/21	800	$41,720	800	$41,720

(1)
Vest in three equal annual installments on the first, second and third anniversaries of the grant date.

(2)
Vest on the third anniversary of the grant date.

(3)
Vest on the third anniversary of the grant date if the Company has met a three-year net income performance goal.

  Option Exercises

        Mr. Comerford exercised options and sold 10,000 shares on February 28, 2012. Mr. Martin exercised options and sold 25,317 shares on November 30, 2011; 7,000 shares on December 2, 2011; 491 shares on December 5, 2011; and 6,509 shares on December 6, 2011. Mr. Losch exercised options and sold 12,500 shares on November 30, 2011. The following table shows option exercises by the Named Executive Officers in fiscal 2012.

	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on exercise (#)	Value realized on exercise ($)
M. M. Comerford	10,000	$461,900	—	—
M. Martin	39,317	$1,734,586	—	—
M. C. Losch II	12,500	$383,617	—	—
S. R. Pinkham	—	—	—	—
V. R. Ishwar	—	—	—	—

  Pension Benefits

        The Company maintains a defined benefit pension plan for the benefit of eligible domestic employees designated as the Haynes International, Inc. Pension Plan. The pension plan is qualified under Section 401 of the Internal Revenue Code, permitting the Company to deduct for federal income tax purposes all amounts the Company contributes to the pension plan pursuant to funding requirements. The following table sets forth the present value of accumulated benefits payable in installments after retirement, based on retirement at age 65. As of December 31, 2005, the Pension Plan was closed to new salaried employees and, as of December 31, 2007, the benefits of all salaried participants in the Pension Plan were frozen and no further benefits will accumulate. No payments were made to any of the Named Executive Officers pursuant to the Pension Plan in fiscal 2012.

Name	Year	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
M. M. Comerford	2012	Defined Benefit	NA	—
M. Martin	2012	Defined Benefit	26	$1,227,859
M. C. Losch III	2012	Defined Benefit	24	$348,813
S. R. Pinkham	2012	Defined Benefit	12	$136,305
V. R. Ishwar	2012	Defined Benefit	27	$358,802

        Participants in the pension plan are eligible to receive an unreduced pension annuity upon the first to occur of (i) reaching age 65, (ii) reaching age 62 and completing ten years of benefit service or (iii) completing 30 years of benefit service. The final option is available only for salaried employees who were plan participants in the pension plan on March 31, 1987. For salaried employees who retire on or after July 2, 2002 under option (i) or (ii) above, the normal monthly pension benefit provided under the pension plan is the greater of (i) 1.6% of the employee's average monthly earnings multiplied by years of benefit service, plus an additional 0.5% of the employee's average monthly earnings, if any, in excess of Social Security covered compensation multiplied by years of benefit service up to 35 years, or (ii) the employee's accrued benefits as of September 30, 2002. For salaried employees who retire on or after July 2, 2002 under option (iii) above (with 30 years of benefit service), the normal monthly pension provided under the pension plan is equal to one of the following as elected by the participant: (i) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to age 62; (ii) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to any age elected by the participant (prior to 62) and thereafter the actuarial equivalent of the benefit payable for retirement under options (i) and (ii)

above; or (iii) if the participant is at least age 55, the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above. There are provisions for delayed retirement, early retirement benefits, disability retirement, death benefits, optional methods of benefits payments, payments to an employee who leaves after five or more years of service and payments to an employee's surviving spouse. Participants' interests are vested and they are eligible to receive pension benefits after completing five years of service. However, all participants as of October 1, 2001 became 100% vested in their benefits on that date. Vested benefits are generally paid to retired employees beginning at or after age 55.

  Potential Payments Upon Termination or Change of Control

        As described in the Compensation Discussion and Analysis beginning on page 14, Mr. Comerford has an employment agreement and the other Named Executive Officers have termination benefits agreements that provide for payments to the Named Executive Officers at, following or in connection with a termination of their employment in the circumstances described in those agreements. In addition, certain of the Company's compensation plans and arrangements provide for acceleration of vesting of outstanding unvested options and restricted stock in certain circumstances described therein, including a "change of control" of the Company.

        The information below generally describes payments or benefits payable to the Named Executive Officers (including Mr. Comerford) under agreements between the Named Executive Officers and the Company or under the Company's compensation plans and arrangements in the event of a change of control of the Company or the termination of the Named Executive Officer's employment, whether prior to or following a change of control of the Company. Any such payments or benefits that a Named Executive Officer has elected to defer would be provided in accordance with the requirements of Internal Revenue Code Section 409A. Payments or benefits under other plans and arrangements that are generally available to the Company's employees on similar terms are not described. Certain capitalized terms used in this discussion are defined under the caption "Certain Definitions" below.

  Conditions and Obligations Applicable to Receipt of Termination/Change of Control Payments

        Under the applicable compensation agreements, each Named Executive Officer has agreed not to compete with, or solicit the employees of the Company during and for a one-year period (two years for Mr. Comerford) after termination of employment. Further, each Named Executive Officer is obligated to maintain the confidentiality of Company information and to assign all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas or expressions thereof to the Company. The Company is entitled to cease making payments or providing benefits due under the applicable agreement if the Named Executive Officer breaches the confidentiality, non-competition or non-solicitation provisions of the agreement.

        As a condition to the receipt of the payments and other benefits to be received by the Named Executive Officers under the applicable agreements upon termination of employment, each Named Executive Officer must execute and deliver to the Company a release of all claims against the Company, including claims arising out of his employment with the Company. Certain payments to Mr. Comerford are required to be made or commence on the date that the release executed by him in connection with the termination of his employment becomes effective (generally seven days following execution thereof by Mr. Comerford). In addition to the release, Named Executive Officers may be asked to sign letter agreements reaffirming their applicable confidentiality, non-competition and non-solicitation obligations and may enter into extended non-competition agreements with the Company.

  Payments Made Upon Death or Disability

        Upon death or total disability, the Company's compensation plans and arrangements for the Named Executive Officers provide as follows:

  •
  Each Named Executive Officer (other than Mr. Comerford) or his heirs, estate, personal representative or legal guardian, as appropriate, is entitled to receive a lump sum payment equal to the sum of (i) the Named Executive Officer's earned but unpaid base salary and bonus through the termination date; (ii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date; and (iii) a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of days he worked in the fiscal year in which the termination date occurs.

  •
  Mr. Comerford or his heirs, estate, personal representative or legal guardian, as appropriate, is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; and (iii) any reimbursable expenses incurred by Mr. Comerford and not reimbursed as of the termination date.

  •
  All unvested stock options held by the Named Executive Officer will vest immediately and all options will remain exercisable for six months from the termination date, but in no event later than the expiration date of such stock options as specified in the applicable option agreement.

  •
  All restrictions on transfer of any shares of restricted stock held by the Named Executive Officer on the termination date will lapse as of the termination date, so long as the Named Executive Officer has been continuously employed by the Company between the grant date and the termination date.

  •
  In the case of death, the Named Executive Officer's designated beneficiary is entitled to receive the death benefit under a Company-provided life insurance policy in the amount of two times the Named Executive Officer's base salary (four times base salary for Mr. Comerford).

  •
  In the case of total disability, the Named Executive Officer will be entitled to disability benefits under the Company's executive long-term disability plans. Each Named Executive Officer is entitled to disability benefits under a group plan and an individual plan. The group plan provides for a monthly benefit equal to 50% of monthly base salary, subject to a maximum benefit of $10,000 per month. The individual plan provides for a monthly benefit equal to 70% of monthly base salary, subject to a maximum benefit of $5,000 per month. Benefits under the plan are payable monthly beginning 90 days after the employee becomes disabled and continuing until age 65.

  Payments Made Upon Other Termination

        If the employment of any of the Named Executive Officers (other than Mr. Comerford) is terminated by the Company for "cause" (as defined in the Termination Benefits Agreements), or is terminated by the Named Executive Officer without "good reason"(as defined in the Termination Benefits Agreements), the Named Executive Officer would be entitled to receive a lump sum cash payment equal to the sum of (i) the Named Executive Officer's earned but unpaid base salary through the termination date; (ii) any accrued but unpaid compensation, including any unpaid bonus compensation; and (iii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date.

        If, prior to any change of control, the employment of any Named Executive Officer (other than Mr. Comerford) is terminated by the Company without "cause" or is terminated by the Named Executive Officer with "good reason", the Named Executive Officer would be entitled to receive a lump sum payment equal to the sum of (i) the Named Executive Officer's earned but unpaid base salary through the termination date; (ii) any accrued but unpaid compensation, including any unpaid bonus compensation; (iii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date; and (iv) a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of days he worked in the fiscal year in which the termination date occurs.

        If Mr. Comerford's employment is terminated by the Company for "cause" (as defined in his employment agreement), or by Mr. Comerford without "good reason" (as defined in his employment agreement), Mr. Comerford is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; and (iii) any reimbursable expenses incurred by Mr. Comerford and not reimbursed as of the termination date.

        If, prior to or more than 24 months after a change of control, Mr. Comerford's employment is terminated by the Company without "cause" or by Mr. Comerford for "good reason"

  •
  Mr. Comerford is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; and (iii) any reimbursable expenses incurred by Mr. Comerford and not reimbursed as of the termination date.

  •
  Mr. Comerford is entitled to a continuation of his annual salary as in effect immediately prior to such termination date through the end of the then current employment term, payable in accordance with the then prevailing payroll practices of the Company.

  •
  If Mr. Comerford is not otherwise entitled to a bonus for the same period or fiscal year as part of his termination benefits, Mr. Comerford is entitled to receive a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of whole months he worked in the fiscal year in which the termination date occurs.

  Payments Made Upon or Following a Change of Control

        The Company's 2009 Restricted Stock Plan provides that all restrictions imposed on shares of restricted stock subject to restricted stock awards under the plan lapse upon a change of control. Similarly, all unvested stock options issued pursuant to the Company's stock option plans vest automatically upon the occurrence of the events described in clauses (i) or (ii) of the definition of a "change of control" below, and the Board of Directors has discretion to accelerate the vesting of unvested stock options in the event of any other event constituting a change of control. In the event that the employment of a Named Executive Officer (other than Mr. Comerford) is terminated by the Company without "cause" or by the Named Executive Officer for "good reason" within 12 months following a change of control,

  •
  The Named Executive Officer is entitled to receive a lump sum payment equal to the sum of (i) the Named Executive Officer's accrued but unpaid base salary through the termination date; (ii) any accrued but unpaid compensation, including any unpaid bonus compensation; (iii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date; (iv) a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of days he worked in the fiscal year in which the termination date occurs; and (v) an amount equal to one year's base salary.

  •
  All unvested stock options held by the Named Executive Officer will vest immediately and all options will remain exercisable for one year from the termination date, but in no event later than the expiration date of such stock options as specified in the applicable option agreement.

  •
  The Named Executive Officer and his dependents are entitled to medical, hospitalization and life insurance benefits that he received immediately prior to termination for a period of one year following the termination date, unless the Named Executive Officer obtains comparable benefits from another employer.

        If Mr. Comerford's employment is terminated by the Company without "cause" or by Mr. Comerford for "good reason" within 24 months after a change of control,

  •
  Mr. Comerford is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; and (iii) any reimbursable expenses incurred by Mr. Comerford and not reimbursed as of the termination date.

  •
  Mr. Comerford is entitled to a cash payment equal to three times his annual salary as in effect immediately prior to the termination date, payable in equal monthly installments of one-twelfth of the total amount of the cash payment.

  •
  Any unvested stock options held by Mr. Comerford as of the termination date will become vested and exercisable and will remain exercisable after the termination date for a period equal to the lesser of (i) six months following the termination date or (ii) the expiration of the original exercise period of such option.

  Certain Definitions

        A termination for "cause", as defined in the Termination Benefits Agreements, means a termination by reason of the good faith determination of the Company's Board of Directors that the Named Executive Officer (1) continually failed to substantially perform his duties to the Company (other than a failure resulting from his medically documented incapacity due to physical or mental illness), including, without limitation, repeated refusal to follow the reasonable directions of the Company's Chief Executive Officer (or, in Mr. Comerford's case, the Board), knowing violation of the law in the course of performance of his duties with the Company, repeated absences from work without a reasonable excuse or intoxication with alcohol or illegal drugs while on the Company's premises during regular business hours, (2) engaged in conduct which constituted a material breach of the confidentiality, non-competition or non-solicitation provisions of the applicable agreement, (3) was indicted (or equivalent under applicable law), convicted of or entered a plea of nolo contendere to the commission of a felony or crime involving dishonesty or moral turpitude, (4) engaged in conduct which is demonstrably and materially injurious to the financial condition, business reputation, or otherwise of the Company or its subsidiaries or affiliates or (5) perpetuated a fraud or embezzlement against the Company or its subsidiaries or affiliates, and in each case the particular act or omission was not cured, if curable, in all material respects by the Named Executive Officer within thirty (30) days (or by Mr. Comerford within 15 days) after receipt of written notice from the Board.

        The term "change of control" has varying definitions under the different plans and agreements, but generally means the first to occur of the following: (i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities (assuming conversion of all outstanding non-voting securities into voting securities and the exercise of all outstanding options or other convertible securities); (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the effective date or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, a majority of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities; or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, or to an entity a majority of the combined voting power of the voting securities of which is owned by substantially all of the stockholders of the Company immediately prior to such sale in substantially the same proportions as their ownership of the Company immediately prior to such sale.

        The term "good reason" means the occurrence of any of the following actions or failures to act if it is not consented to by the Named Executive Officer in writing: (a) a material adverse change in the Named Executive Officer's duties, reporting responsibilities, titles or elected or appointed offices; (b) a material reduction by the Company in the Named Executive Officer's base salary or annual bonus opportunity, not including any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Named Executive Officer; or (c) solely with respect to Mr. Comerford, any change of more than 50 miles in the location of the principal place of Mr. Comerford's employment. None of the actions described in clauses (a) and (b) above shall constitute "good reason" if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within 30 days after receipt of written notice thereof given by the Named Executive Officer (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that the Company has commenced such remedy within said 30-day period); provided that "good reason" ceases to exist for any action described in clauses (a) and (b) above on the 60th day following the later of the occurrence of such action or the Named Executive Officer's knowledge thereof, unless the Named Executive Officer has given the Company written notice thereof prior to such date.

  Quantification of Payments and Benefits

        The following tables quantify the potential payments and benefits upon termination or a change of control of the Company for each of the Named Executive Officers, assuming the Named Executive Officer's employment terminated on September 30, 2012, given the Named Executive Officer's compensation and service level as of that date and, if applicable, based on the Company's closing stock price of $52.15 on that date. Other assumptions made with respect to specific payments or benefits are set forth in applicable footnotes to the tables. Information regarding the present value of pension benefits for each of the Named Executive Officers is set forth above under the caption "Pension Benefits" on page 27. Due to the number of factors that affect the nature and amount of any payments or benefits provided upon a termination or change of control, including, but not limited to, the date of any such event, the Company's stock price and the Named Executive Officer's age, any actual amounts paid or distributed may be different. None of the payments set forth below would be grossed-up for taxes.

M. M. Comerford
Executive Benefits and Payments Upon Termination	Death		Disability		Voluntary or For Cause Term.	Invol. Term. Not for Cause		Change of Control
Performance-based Cash Payment(1)	$400,000		$400,000		0	$400,000		$400,000	(3)
Cash Severance	0		0		0	$500,000	(2)	$1,500,000	(3)
Stock Options(4)	$130,271		$130,271		0	0		$130,271
Restricted Stock—Performance(5)	$552,790		$552,790		0	0		$552,790
Restricted Stock—Time(5)	$552,790		$552,790		0	0		$552,790
Life and Long-Term Disability Insurance Benefits	$2,000,000	(6)	$2,054,825	(7)	0	0		0
M. Martin
Executive Benefits and Payments Upon Termination	Death		Disability		Voluntary or For Cause Term.	Invol. Term. Not for Cause		Change of Control
Performance-based Cash Payment(1)	$174,000		$174,000		0	$174,000		$174,000	(8)
Cash Severance	0		0		0	0		$290,000	(8)
Stock Options(4)	$71,185		$71,185		0	0		$71,185
Restricted Stock—Performance(5)	$297,255		$297,255		0	0		$297,255
Restricted Stock—Time(5)	$297,255		$297,255		0	0		$297,255
Life and Long-Term Disability Insurance Benefits	$580,000	(6)	$503,093	(7)	0	0		0
M. C. Losch III
Executive Benefits and Payments Upon Termination	Death		Disability		Voluntary or For Cause Term.	Invol. Term. Not for Cause		Change of Control
Performance-based Cash Payment(1)	$111,000		$111,000		0	$111,000		$111,000	(8)
Cash Severance	0		0		0	0		$222,000	(8)
Stock Options(4)	$40,636		$40,636		0	0		$40,636
Restricted Stock—Performance(5)	$177,310		$177,310		0	0		$177,310
Restricted Stock—Time(5)	$177,310		$177,310		0	0		$177,310
Life and Long-Term Disability Insurance Benefits	$444,000	(6)	$1,839,975	(7)	0	0		0
S. R. Pinkham
Executive Benefits and Payments Upon Termination	Death		Disability		Voluntary or For Cause Term.	Invol. Term. Not for Cause		Change of Control
Performance-based Cash Payment(1)	$116,000		$116,000		0	$116,000		$116,000	(8)
Cash Severance	0		0		0	0		$232,000	(8)
Stock Options(4)	$44,632		$44,632		0	0		$44,632
Restricted Stock—Performance(5)	$187,740		$187,740		0	0		$187,740
Restricted Stock—Time(5)	$187,740		$187,740		0	0		$187,740
Life and Long-Term Disability Insurance Benefits	$464,000	(6)	$2,529,538	(7)	0	0		0

V. R. Ishwar
Executive Benefits and Payments Upon Termination	Death		Disability		Voluntary or For Cause Term.	Invol. Term. Not for Cause	Change of Control
Performance-based Cash Payment(1)	$116,000		$116,000		0	$116,000	$116,000	(8)
Cash Severance	0		0		0	0	$232,000	(8)
Stock Options(4)	$31,783		$31,783		0	0	$31,783
Restricted Stock—Performance(5)	$140,805		$140,805		0	0	$140,805
Restricted Stock—Time(5)	$140,805		$140,805		0	0	$140,805
Life and Long-Term Disability Insurance Benefits	$464,000	(6)	$809,840	(7)	0	0	0

(1)
Represents base salary as of September 30, 2012 multiplied by the target percentage of the fiscal year 2012 MIP.

(2)
In the case of termination by the Company without cause, Mr. Comerford would be paid through the end of his employment agreement which expires on September 30, 2013.

(3)
Represents the amount payable to Mr. Comerford if his employment is terminated within 24 months after a change of control by the Company without "cause" or by Mr. Comerford for "good reason". These amounts do not reflect any reduction that may be required by the employment agreement to avoid excise tax under Section 4999 of the Internal Revenue Code.

(4)
Represents market value of $52.15 per share minus the exercise price for all unvested options (but not less than zero). The number of unvested options for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year End table at page 22 above.

(5)
Represents the market value of $52.15 of all unvested restricted shares in the case of death or disability and in the case of a change of controls. The number of unvested restricted shares for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year End table at page 22 above.

(6)
Represents death benefit under a life insurance policy, the premiums on which are paid by the Company, equal to four times base salary for Mr. Comerford and two times base salary for the other Named Executive Officers.

(7)
Represents the present value of benefits payable under the Company's executive long-term disability plans, determined using the same discount rate used to determine the Company's funding obligation under the pension plan.

(8)
Represents the amount payable to the Named Executive Officer if his employment is terminated within 12 months after a change of control by the Company without "cause" or by the Named Executive Officer for "good reason".

Audit Committee Report

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended September 30, 2012 with the Company's management and the independent auditors. These reviews included quality, not just acceptability, of accounting principles, reasonableness of significant judgments and clarity of disclosures in financial statements. Management is responsible for the financial statements and the reporting process, including administering the systems of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

        The Audit Committee discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors' independence from the Company and its management, including the matters in the written disclosures and letter received by the Audit Committee, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and considered the compatibility of non-audit services with the auditors' independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2012, for filing with the SEC, and the Board of Directors has so approved the audited financial statements.

  Respectfully submitted,

  Donald C. Campion, Chair
  Robert H. Getz
  Timothy J. McCarthy
  William P. Wall

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers, directors and greater than 10% stockholders to file reports of ownership and changes in ownership of Haynes securities with the Securities and Exchange Commission. The Company's employees prepare these reports for the directors and executive officers on the basis of information obtained from them and from the Company's records. Based on information provided to the Company and representations made by reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors and greater than 10% stockholders were met during fiscal 2012.

The Board of Directors unanimously recommends that stockholders vote FOR these proposals.

9.     RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        In accordance with its charter, the Audit Committee has selected the firm of Deloitte & Touche LLP ("Deloitte"), an independent registered public accounting firm, to be the Company's auditors for the fiscal year ended September 30, 2013, and the Board of Directors is asking stockholders to ratify that selection. The Company is not required to have the stockholders ratify the selection of Deloitte as the independent auditor. The Company nonetheless is doing so because the Company believes it is a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider the retention of Deloitte, but ultimately may decide to retain Deloitte as the Company's independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its stockholders. Before selecting Deloitte, the Audit Committee carefully considered that firm's qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm's efficiency, integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Deloitte in all of these respects. The Company has been advised by Deloitte that neither it nor any of its associates has any direct or material indirect financial interest in the Company.

        Deloitte has acted as the independent registered public accounting firm for Haynes and its predecessors since 1998. Its representatives are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions concerning the audit of the Company's financial statements.

        Audit Fees—The Company has paid, or expects to pay, audit fees (including cost reimbursements) to Deloitte for the fiscal years ended September 30, 2011 and 2012, including fees for an integrated audit which included the Sarbanes-Oxley attestation audit and reporting to the Securities and Exchange Commission (SEC), of $674,237 and $714,749, respectively.

        Audit-Related Fees—The Company has paid, or expects to pay, fees (including cost reimbursements) to Deloitte for audit-related services during fiscal 2011 and 2012 of $40,307 and $42,028, respectively. These services related primarily to benefit plan audits and special projects.

        Tax Fees—The Company has paid, or expects to pay, fees (including cost reimbursements) to Deloitte for services related to tax compliance, tax advice and planning service rendered during fiscal 2011 and 2012 of $266,368 and $259,989, respectively. Services include preparation of federal and state tax returns, tax planning and assistance with various business issues including correspondence with taxing authorities.

        All Other Fees—The Company did not incur any additional fees for services rendered by Deloitte in the fiscal years ended September 30, 2011 and 2012.

        The Audit Committee reviewed the audit and non-audit services rendered by Deloitte and concluded that such services were compatible with maintaining the auditors' independence. All audit and non-audit services performed by the Company's independent registered public accounting firm are approved in advance by the Board of Directors or the Audit Committee to ensure that such services do not impair the auditors' independence.

        The Company's policies require that the scope and cost of all work to be performed for the Company by its independent registered public accounting firm must be pre-approved by the Audit Committee. Prior to the commencement of any work by the independent registered public accounting firm on behalf of the Company, the independent registered public accounting firm provides an engagement letter describing the scope of the work to be performed and an estimate of the fees. The Audit Committee and the Chief Financial Officer must review and approve the engagement letter and the fee estimate before authorizing the engagement. The Audit Committee pre-approved 100% of the services rendered by Deloitte in fiscal 2011 and 2012.

The Board of Directors unanimously recommends that stockholders vote FOR this proposal.

10.   ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, provides that the Company's stockholders have the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company's Named Executive Officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission's rules. In accordance with the stockholder vote at the 2012 annual meeting as to the frequency of such advisory vote, the Company will be providing this opportunity on an annual basis.

        As described in detail under the heading "Executive Compensation" the Company's executive compensation programs are designed to attract, motivate and retain talented executives. In addition, the programs are structured to create an alignment of interests between the Company's executives and stockholders so that a significant portion of each executive's compensation is linked to maximizing stockholder value. Under the programs, the Named Executive Officers are provided with opportunities to earn rewards for the achievement of specific annual and long-term goals that are directly relevant to the Company's short-term and long-term success. Please read the "Compensation Discussion and Analysis" beginning on page 14 for additional details about the Company's executive compensation philosophy and programs, including information about the Fiscal Year 2012 compensation of the Named Executive Officers.

        The Compensation Committee of the Board of Directors continually reviews the Company's compensation programs to ensure they achieve the desired objectives. As a result of its review process, in fiscal year 2012 and for fiscal year 2013 the Compensation Committee has taken the following actions with respect to the Company's executive compensation practices:

  •
  established corporate performance goals under the MIP based on the Company's attainment of certain net income levels, creating a clear and direct relationship between executive pay and corporate performance;

  •
  made grants of restricted stock in awards that were partially time-vesting and partially performance-based, in order to reward executive officers for the achievement of both long-term and strategic goals;

  •
  established base salary and overall compensation at levels that are in line with those of individuals holding comparable positions and producing similar results at other multi-national corporations of similar size, value and complexity; and

  •
  designed the elements of the compensation program to retain and incentivize the Named Executive Officers and align their interests with those of the stockholders.

        The Company seeks your advisory vote on the compensation of the Named Executive Officers. The Company asks that you support the compensation of the Named Executive Officers as described in this proxy statement by voting in favor of this proposal. This proposal, commonly known as a "say-on-pay" proposal, gives the Company's stockholders the opportunity to express their views on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee will review the voting results and consider them, along with any specific insight gained from stockholders of Haynes and other information relating to the stockholder vote on this proposal, when making future decisions regarding executive compensation.

The Board of Directors unanimously recommends that stockholders vote FOR this proposal.

10.   OTHER MATTERS

        As of the date of this proxy statement, the Board of Directors of Haynes has no knowledge of any matters to be presented for consideration at the annual meeting other than those referred to above. If (a) any matters not within the knowledge of the Board of Directors as of the date of this proxy statement should properly come before the annual meeting; (b) a person not named herein is nominated at the annual meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (c) any proposals properly omitted from this proxy statement and the form of proxy should come before the annual meeting; or (d) any matters should arise incident to the conduct of the annual meeting, then the proxies will be voted with respect to such matters in accordance with the recommendations of the Board of Directors of the Company.

By Order of the Board of Directors,

Janice C. Wilken
Corporate Secretary
January 24, 2013

Date __________________________________ Signature(s) in Box Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Please detach here The Board of Directors Recommends a Vote FOR Items 1 through 10. Election of Directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1. Paul J. Bohan 5. Robert H. Getz 2. Donald C. Campion 6. Timothy J. McCarthy 3. Mark M. Comerford 7. Michael L. Shor 4. John C. Corey 8. William P. Wall 9. Ratification of Independent Registered Public Accounting Firm: To ratify the appointment of Deloitte & Touche, For Against Abstain LLP as Haynes’ independent registered public accounting firm for the fiscal year ending September 30, 2013. 10. Advisory Vote on Executive Compensation. On the advisory vote to approve the compensation of the Company’s For Against Abstain Named Executive Officers as described under “Executive Compensation” in the Proxy Statement. 11. Other Matters: In their discretion, on such other matters as may properly come before the Annual Meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 THROUGH 10, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO PROPOSAL 11. Address Change? Mark Box Do you plan to personally attend Yes Indicate changes below: the Annual Meeting of Stockholders? Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE DATE, SIGN AND RETURN AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

Haynes International, Inc. 1020 West Park Avenue, P.O. Box 9013 Kokomo, Indiana 46904-9013 proxy This Proxy is solicited by the Board of Directors for use at the Annual Meeting on Monday, February 25, 2013, or any adjournment thereof. This Proxy, when properly executed, will be voted as directed, but, if not otherwise directed, this Proxy will be voted FOR the approval of Proposals 1 through 10. On any other matters that may properly come before the Annual Meeting, this Proxy will be voted in accordance with the best judgment of the proxies. By signing the Proxy, you revoke all prior proxies and appoint Mark M. Comerford, Daniel W. Maudlin and Janice C. Wilken, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Receipt of the Notice of Meeting of Stockholders of the Company, the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 is hereby acknowledged. This Proxy may be revoked by the undersigned at any time before it is exercised by (i) executing and delivering to the Company a later-dated Proxy, (ii) attending the Annual Meeting and voting in person, or (iii) giving written notice of revocation to the Secretary of the Company. HAYNES INTERNATIONAL, INC. ANNUAL MEETING OF STOCKHOLDERS Monday, February 25, 2013 10:00 a.m. (CST) Houston Airport Marriott 18700 John F. Kennedy Blvd. Houston TEXAS 77032 See reverse for voting instructions.